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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Evergreen Resources Corporation:

We consent to the use of our report dated March 21, 2003, with respect to the consolidated balance sheet of Carbon Energy Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, incorporated herein by reference from the proxy statement/prospectus filed pursuant to Rule 424(b)(3) on September 25, 2003 relating to the acquisition of Carbon Energy Corporation and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/ KPMG LLP

Denver, Colorado
December 18, 2003

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  Exhibit 23.3